Exhibit 99.1

             Stratagene Reports Strong Second Quarter 2005 Results; Molecular Diagnostics Development Strategy Progressing

     LA JOLLA, Calif.--(BUSINESS WIRE)--Aug. 9, 2005--Stratagene Corporation (Nasdaq: STGN), a developer, manufacturer and marketer of specialized life science research and diagnostic products, today released financial results for the second quarter ended June 30, 2005.
     For the second quarter of 2005, revenue grew 26% to $24.9 million compared with $19.7 million in the second quarter of 2004. For the six-month period ended June 30, 2005, revenue was $49.5 million, up 26% from the comparable period of 2004.
     For the second quarter of 2005, the Company generated net income of $2.1 million, or $0.10 per diluted share, compared with $1.5 million, or $0.08 per diluted share, in the comparable quarter of 2004. For the first six months of 2005, the Company achieved net income of $5.1 million, or $0.23 per diluted share, compared with $3.5 million, or $0.21 per diluted share, during the comparable period of 2004.
     At June 30, 2005, cash, cash equivalents and marketable securities were $5.7 million and total assets were $82.3 million. Since early 2004 through June 30, 2005, Stratagene has repaid approximately $17 million of debt. As of June 30, 2005, total debt was $4.1 million.
     "Once again this quarter, we achieved across the board growth in our life science and clinical diagnostics businesses," said Joseph A. Sorge, MD, President and CEO of Stratagene Corporation. "Quantitative PCR (QPCR) was our fastest growing product line in our life sciences business unit and was up 24% compared with last year and 19% year-to-date. Our allergy clinical diagnostics product line achieved growth of 20% and was the fastest growing diagnostics product line during the quarter and in the first six months of 2005. This continued strength in our core business provides us with the financial flexibility to further develop our commercial molecular diagnostics product line.
     "During the second quarter we continued to work on the development of a variety of diagnostic test kits based on our FullVelocity(TM) molecular diagnostics technology," continued Dr. Sorge. "We also expanded discussions with several reference laboratories and in vitro diagnostics companies that have the potential to become partners in future molecular diagnostics development opportunities. One of these reference laboratories has begun its due diligence process of validating a variety of our assays on their instruments, and the feedback to date has been very positive. We remain very encouraged by the strong interest we are seeing in our FullVelocity technology. We believe that the potential of FullVelocity is quite large and represents one of our most important opportunities for long-term growth. As we have disclosed previously, our technology is the subject of pending litigation. With the significant value that FullVelocity represents, we believe that it is imperative that we vigorously defend its patent position and protect the value of this asset on behalf of all our stakeholders.
     "Within clinical diagnostics, we believe that Bayer Diagnostics and Beckman Coulter will be ready to launch their new tests based on our reagents some time during 2006," continued Dr. Sorge. "We continue to believe that we have strong growth potential within clinical and molecular diagnostics and believe our technology leadership and superior competitive positioning will allow us to capitalize on these significant opportunities."
     Stratagene was a privately held company until June 2, 2004, when it merged with Hycor Biomedical Inc. (formerly Nasdaq: HYBD) with Hycor surviving as a wholly owned subsidiary of Stratagene. Stratagene's 2005 results include the historical results of Stratagene combined with the results of Hycor from the June 2, 2004 merger date through June 30, 2005. The 2005 results include incremental Hycor revenues of $4.2 million in the second quarter of 2005 and $9.9 million in the first six months of 2005.
     Gross margin on product sales was 65.1% for the second quarter of 2005 compared with 63.9% for the same quarter of 2004. The increase in gross margin was related to greater operating efficiencies, as relatively fixed manufacturing costs were spread over higher production levels during the second quarter of 2005 compared with 2004, and due to a reduction in royalty expenses.
     Selling and marketing expenses increased 26.9% to $5.4 million in the second quarter compared with $4.3 million in the second quarter of last year, reflecting the additional Hycor expenses since the merger.
     General and administrative expenses decreased 9.8% in the second quarter to $4.9 million compared with $5.5 million in the second quarter of 2004. General and administrative expenses in the second quarter of 2004 included approximately $2.4 million in non-recurring expenses related to the merger with Hycor. General and administrative expenses in the second quarter of 2005 included three months of expenses for Hycor compared to one month in 2004. The higher June 2004 general and administrative expenses were offset by a one-time gain recorded in June 2004 of $1.8 million, which was not subject to tax, reflecting the Company's share of the sale of certain assets of a clinical diagnostics testing business in which Stratagene owned a 49% interest.
     General and administrative expenses in the second quarter of 2005 were negatively impacted by approximately $1.3 million in legal defense costs associated with two patent litigation matters.
     Net income in the second quarter of 2005 was positively impacted by lower interest expense due to the reduction in outstanding debt since June 2004. Net income also benefited in the second quarter of 2005 from an approximately $0.2 million reversal of tax reserves associated with the completion of tax audits for prior years.

     Outlook

     The Company is reiterating its revenue guidance for the full year 2005 of between $95 and $98 million. It is adjusting its earnings per share guidance to reflect the expected impact from legal costs associated with two pending patent litigation matters. The Company currently estimates that expenses from these two patent litigation matters could impact earnings in the second half of the year by approximately $0.06 per share. Accordingly, the Company is adjusting its previously announced guidance range of $0.39 to $0.43 per share to $0.33 to $0.37 per share for 2005. The Company expects its full year effective tax rate to be 33%. In addition, the Company continues to expect to achieve a gross margin of between 64% and 65% with research and development expenses ranging between 12% and 13% of revenue and selling, general and administrative expenses ranging between 37% and 38% of revenue before the impact of the additional legal costs associated with the two patent litigation matters discussed above.

     Conference Call Today

     Stratagene will host a conference call and webcast today, Tuesday, August 9, 2005, at 4:30 p.m. Eastern Time to discuss the Company's second quarter 2005 results, outlook for the remainder of 2005, as well as current corporate developments. The dial-in number for the conference call is 800-218-8862 for domestic participants and 303-262-2211 for international participants.
     A taped replay of the conference call will also be available beginning approximately one hour after the call's conclusion and will remain available through Midnight on Tuesday, August 16, 2005. It can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, using the passcode 11035204#. To access the live webcast of the call, go to Stratagene's website at http://www.stratagene.com and click on the Investors icon. An archived webcast will also be available at http://www.stratagene.com.

     About Stratagene Corporation

     Stratagene is a developer, marketer and manufacturer of specialized life science research and diagnostic products. The Company's life science research unit supports advances in science by inventing, manufacturing and distributing products that simplify, accelerate and improve research. These products are used throughout the academic, industrial and government research sectors in fields spanning molecular biology, genomics, proteomics, drug discovery and toxicology. The Company's diagnostic unit develops and manufactures products for urinalysis, and high quality automated instrument and reagent systems that use blood samples to test for more than 1,000 different allergies and autoimmune disorders. In addition, by combining its expertise in diagnostics and molecular biology, as well as its experience with FDA regulatory procedures, the Company is pursuing opportunities to expand its product portfolio to include molecular diagnostic kits and instrumentation. More information is available at www.stratagene.com.

     Forward Looking Statements

     Certain statements in this news release that are not historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements. Stratagene generally identifies forward-looking statements by using words like "believes," "intends," "targets," "expects," "estimates," "may," "should," "plans," "projects," "contemplates," "anticipates," "predicts," or similar expressions. You can also identify forward-looking statements by discussions of strategies, plans or intentions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results of Stratagene to be materially different from historical results or from any results expressed or implied by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those contained in or implied by the forward-looking statements are risks associated with the company's inability to sufficiently anticipate market needs and develop products and product enhancements that achieve market acceptance, the company's ability to compete effectively in the diagnostics and life sciences research markets, variability of the company's quarterly revenues and operating results, the failure of the company to retain key employees, the possibility of declining sales due in part to a reduction in research and development budgets or government funding, the company's ongoing ability to protect its own intellectual property rights and to avoid violating the intellectual property rights of third parties, extended manufacturing difficulties and currency fluctuations. For more information about these and other factors that could cause actual results to differ materially from those contained in or implied by the forward-looking statements please see "Factors that May Affect Future Results" included in Stratagene's Annual Report on Form 10-K for the year ended December 31, 2004 and in other reports filed by Stratagene from time to time with the Securities and Exchange Commission, including Quarterly Reports on Form 10-Q.


               STRATAGENE CORPORATION AND SUBSIDIARIES
                             (unaudited)
              (in thousands, except earnings per share)

CONSOLIDATED INCOME STATEMENTS
-----------------------------------
                                       Three Months       Six Months
                                          Ended             Ended
                                         June 30,          June 30,
                                   ----------------- -----------------
                                      2005     2004     2005     2004
                                   -------- -------- -------- --------

Revenues                           $24,891  $19,746  $49,491  $39,169
Costs and expenses:
      Cost of products sold          8,693    7,125   17,159   13,051
      Research and development       2,861    2,811    5,749    5,332
      Selling and marketing          5,421    4,269   10,414    8,324
      General and administrative     4,932    5,470    9,038    8,563
      Impairment of assets               -        7       20       58
                                   -------- -------- -------- --------
Total costs and expenses            21,907   19,682   42,380   35,328
                                   -------- -------- -------- --------
Income from operations               2,984       64    7,111    3,841
Other income and expenses:
      Income (loss) on foreign
       currency transactions            (5)      46     (119)     (84)
      Equity in income of joint
       venture                           -    1,786        -    1,762
Other income (expense), net            (20)      (1)     513       83
      Interest expense                 (59)    (498)    (158)  (1,191)
      Interest income                    4       49        9      116
                                   -------- -------- -------- --------
Total other income (expense)           (80)   1,382      245      686
                                   -------- -------- -------- --------
Income before income taxes           2,904    1,446    7,356    4,527
Income tax expense (benefit)           767      (13)   2,283      994
                                   -------- -------- -------- --------
             Net income             $2,137   $1,459   $5,073   $3,533
                                   ======== ======== ======== ========

Earnings per share:
Basic                                $0.10    $0.08    $0.23    $0.21
Diluted                              $0.10    $0.08    $0.23    $0.21

Weighted average shares:
Basic                               22,056   17,581   22,044   16,607
Diluted                             22,230   17,655   22,171   16,640



CONDENSED CONSOLIDATED BALANCE SHEETS           June 30, Dec. 31,
-----------------------------------               2005     2004
                                                -------- --------
 Cash, cash equivalents and
  marketable securities                          $5,747   $5,670
 Other current assets                            30,319   28,033
 Property and equipment, net                     11,645   12,112
 Goodwill                                        27,234   27,234
 Other assets, net                                7,394    7,283
                                                -------- --------
  Total assets                                  $82,339  $80,332
                                                ======== ========

 Current portion of long-term debt                 $240     $735
 Other current liabilities                       17,388   15,069
 Long-term debt, less current
  portion                                         3,875    8,972
 Other long-term liabilities                        662      396
 Stockholders' equity                            60,174   55,160
                                                -------- --------
       Total liabilities and
        stockholders' equity                    $82,339  $80,332
                                                ======== ========


CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
----------------------------------------------------
                                                Six Months Ended
                                                     June 30,
                                                -----------------
                                                   2005     2004
                                                -------- --------
Cash flows from operating
 activities:
   Net income                                    $5,073   $3,533
   Depreciation and amortization                  1,857    1,347
   Stock-based compensation                         339      450
   Other items, net                                (228)    (958)
                                                -------- --------
      Net cash provided by
       operating activities                       7,041    4,372
                                                -------- --------
Cash flows from investing
 activities:
   Purchases of property and
    equipment                                      (817)    (396)
   Additions to intangible assets                  (749)    (685)
   Other items, net                                 641    5,948
                                                -------- --------
      Net cash (used in) provided
       by investing activities                     (925)   4,867
                                                -------- --------
Cash flows from financing
 activities:
   Principal payments on debt, net               (5,591)  (3,212)
   Other items, net                                 290     (476)
                                                -------- --------
      Net cash used in financing
       activities                                (5,301)  (3,688)
Effects of foreign currency
 exchange rates on cash                             (94)      54
                                                ======== ========
   Net increase in cash                             721    5,605
Cash at beginning of period                       4,890    2,004
                                                -------- --------
Cash at end of period                            $5,611   $7,609
                                                ======== ========


    CONTACT: Stratagene Corporation
             Steve Martin, Chief Financial Officer
             858-535-5400, ext. 13015
              or
             Investors:
             EVC Group, Inc.
             Douglas Sherk or Jennifer Beugelmans
             415-896-6820
             or
             Media:
             EVC Group, Inc.
             Steve DiMattia
             646-277-8706